EXHIBIT 99.3

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES PLANS TO COLLECT AND DISCLOSE
EMISSIONS DATA, RESULTING IN WITHDRAWAL OF
STOCKHOLDER CLIMATE CHANGE PROPOSAL

DENVER, CO - April 17, 2014 - SM Energy Company (NYSE: SM) announces that, as the result of its conversations with Mercy Investments, Mercy has elected to withdraw its stockholder resolution concerning a Climate Change Mitigation Plan proposed to be submitted at the Company’s 2014 Annual Meeting of Stockholders.
“We recognize the environmental and financial impacts associated with natural gas flaring and methane emissions and actively manage these impacts,” the Company said. The Company has agreed that it will disclose emissions data consistent with industry best practices by early 2016, with respect to data gathered in 2015.
“Through our environmental, health, and safety initiatives and operational practices we work to minimize flaring of natural gas and the broader environmental impact of our operations in North Dakota and our other key operating areas. In addition, with respect to our development efforts, we will strive to improve our reductions in flaring on a per unit produced basis,” the Company said. In addition, the Company has been working to design a corporate responsibility and sustainability policy that will address all aspects of the Company’s broader sustainability efforts and which is expected to result in additional management reporting systems and public disclosures by early 2016.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.
INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This press release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.